                     HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
                        BONUS INCENTIVE COMPENSATION PLAN

1.       PURPOSE AND DURATION

         1.1 Purposes. The purposes of the Hanover Capital Mortgage Holdings, Inc. Bonus Incentive Compensation Plan are to attract, retain and motivate employees and consultants of the Company, its Parent (if any), and any present or future Subsidiaries and to enable them to participate in the growth of the Company by paying cash bonuses based upon profitability to such persons and by providing for or increasing the proprietary interests of such persons in the Company.

         1.2 Effective Date. The Plan is effective as of the date of its adoption by the Board.

         1.3 Expiration Date. The Plan shall expire one day less than ten years from the date of the adoption of the Plan by the Board. In no event shall any Awards be made under the Plan after such expiration date, but Awards previously granted may extend beyond such date.

2.       DEFINITIONS

         As used in the Plan, the following capitalized words shall have the meanings indicated:

         "Actual ROE" or "Actual Return on Equity" means, for any fiscal year,
(i) Adjusted Net Income for such fiscal year, divided by (ii) the Average Net Worth for such fiscal year.

         "Adjusted Net Income" means, for any fiscal year, the Company's Net Income computed without regard to the accrual of any Bonuses for such fiscal year hereunder.

         "Average Net Worth" means, for any fiscal year, the average of the twelve (12) month-end net worth balances of the Company for such fiscal year, determined in accordance with GAAP and without regard to earnings and losses in such fiscal year.

         "Award" means, individually or collectively, an award of a Bonus hereunder.

         "Base BROE" means, for any fiscal year, (i) the average weekly Ten-Year U.S. Treasury Rate for such fiscal year plus (ii) four percent (4%).

         "Board" means the Board of Directors of the Company.

         "Bonus" means a bonus paid or to be paid in cash and, subject to the Ownership Limit, Shares hereunder.

         "Bonus Base" means, for any fiscal year, (i) the Adjusted Net Income for such fiscal year minus (ii) (a) the Average Net Worth for such fiscal year multiplied by (b) the Base BROE for such fiscal year.

         "Bonus Percentage" means, for any fiscal year, (i) zero percent (0%) if the Excess ROE for such fiscal year is zero (0) or less, (ii) twelve percent (12%) if the Excess ROE for such fiscal year is greater than zero (0) but not greater than six percent (6%) or (iii) fifteen percent (15%) if the Excess ROE for such fiscal year is greater than six percent (6%).

         "Bonus Pool" means, for any fiscal year, (i) if the Excess ROE for such fiscal year is six percent (6%) or less, the Bonus Percentage for such fiscal year multiplied by the Bonus Base for such fiscal year, and (ii) if the Excess ROE for such fiscal year is greater than six percent (6%), (a) the Bonus Percentage for such fiscal year multiplied by the Incremental Bonus Base for such fiscal year plus (b) the Fixed Minimum Bonus for such fiscal year.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Compensation Committee of the Board, which shall consist of two or more directors, each of whom shall be a Non-Employee Director and an "outside director" within the meaning of Section 162(m) of the Code, or any successor provision.

         "Company" means Hanover Capital Mortgage Holdings, Inc., a Maryland corporation, or any successor thereto.

         "Director" means any individual who is a member of the Board.

         "Excess ROE" means, for any fiscal year, (i) the Actual ROE for such fiscal year minus (ii) the Base BROE for such fiscal year.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means, with respect to a Share as of any date of determination, in the discretion of the Committee, (i) the closing price per Share on such date, as reported in the Wall Street Journal, on the principal exchange for the Shares or the Nasdaq National Market, (ii) the average closing price per Share, as reported in the Wall Street Journal, during the twenty (20) day period that ends on such date on the principal exchange for the Shares or the Nasdaq National Market or (iii) if Shares are not publicly traded, the fair market value of such Share as determined by the Committee in accordance with a valuation methodology approved by the Committee in good faith.

         "Fixed Minimum Bonus" means, for any fiscal year, (i) the Average Net Worth for such fiscal year multiplied by (ii) 0.72%.

         "GAAP" means Generally Accepted Accounting Principles.

         "Grant Date" means the effective date of an Award as specified by the Committee and set forth in the applicable Award Agreement.

         "Incremental Bonus Base" means, for any fiscal year, (i) the Bonus Base for such fiscal year minus (ii) (a) the Average Net Worth for such fiscal year minus (b) six percent (6%).

         "Non-Employee Director" means a "non-employee director" as that term is defined in Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

         "Ownership Limit" means the limitation set forth in Article Ninth of the Company's Articles of Incorporation on the percentage of the outstanding Shares that any person or group of persons may own, applying certain constructive ownership rules set forth therein.

         "Parent" means any corporation, partnership, limited liability company or other entity that directly or indirectly owns more than fifty percent (50%) of the voting or beneficial interest in the Company.

         "Participant" means an individual who has been selected by the Committee to receive an Award under the Plan.

         "Plan" means the Hanover Capital Mortgage Holdings, Inc. Bonus Incentive Compensation Plan set forth in this document and as hereafter amended from time to time in accordance with Section 7.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means shares of the Company's common stock, par value $.01 per share.

         "Subsidiary" means a corporation, partnership, limited liability company or other entity more than fifty percent (50%) of the voting or beneficial interest in which is owned, directly or indirectly, by the Company.

3.       ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Committee, which shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall consider advisable from time to time, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Committee's decisions and interpretations shall be final and binding. In the event that there is no Committee as provided in the Plan, the Plan shall be administered by the Board, in which case all references in the Plan to the Committee shall be references to the Board.

4.       ELIGIBILITY OF PARTICIPANTS

         The persons eligible to receive Awards under the Plan shall be all executive officers, directors, employees, independent contractors and consultants of the Company, its Parent (if any), and any Subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company, its Parent (if any), and any Subsidiaries.

5.       GRANT OF AWARDS

         After the audit of the Company's financial statements has been completed for any fiscal year by the Company's independent public accountants, the Committee shall award Bonuses out of the Bonus Pool for such year to persons eligible to receive Awards hereunder. The Committee shall award Bonuses under the Plan on a prorated basis for any fiscal year consisting of fewer than twelve months, in which case all of terms of the Plan shall be modified accordingly. Any Bonus awarded hereunder shall be paid (i) one-half (1/2) in cash and (ii) subject to the Ownership Limit, one-half (1/2) in Shares having a Fair Market Value as of the Grant Date equal to one-half (1/2) of the amount of such Bonus.

6.       GENERAL PROVISIONS APPLICABLE TO AWARDS

         6.1 Legal and Regulatory Matters. The delivery of Shares shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) if the outstanding Shares are listed at the time on any stock exchange, the listing requirements of such exchange, (iii) the Ownership Limit and (iii) the Company's counsel's approval of all other legal matters in connection with the issuance and delivery of the Shares. If the sale of the Shares has not been registered under the Securities Act, the Company may require, as a condition to delivery of the Shares, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing the Shares bear an appropriate legend restricting transfer.

         6.2 Withholding Requirements and Arrangements. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in Shares, including Shares retained from the Award creating the tax obligation, valued at Fair Market Value on the date of delivery, provided, however, that with respect to any Participant subject to Section 16(a) of the Exchange Act, any such retention of Shares shall be made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under the Exchange Act. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         6.3 No Effect on Employment. The Plan shall not give rise to any right on the part of any Participant to continue in the employ of the Company, its Parent (if any) or any Subsidiary. The loss of existing or potential profit in Awards granted under the Plan shall not constitute an element of damages in the event of termination of the relationship of a Participant even if the termination is in violation of an obligation of the Company to the Participant by contract or otherwise.

         6.4 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award, no Participant shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she becomes the holder thereof.

         6.5 Fractional Shares. No fractional Shares shall be issued under the Plan. Any fractional Shares which, but for this Section, would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Participant shall receive from the Company cash in lieu of such fractional Shares.

         6.6 Other Transfer Restrictions. Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, and any successor provision, any Shares offered under the Plan to a Participant subject to Section 16 of the Exchange Act (a "Section 16 Participant") may not be sold for six (6) months after acquisition. The Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 under the Act, and any successor provision.

         6.7 Ownership Limit. Notwithstanding any other provision of the Plan, the rights of any Participant to acquire Shares under the Plan are subject to the Ownership Limit.

7.       AMENDMENT AND TERMINATION

         7.1 Amendment, Suspension, Termination of the Plan. The Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time; provided, however, that no modification, amendment, suspension or termination of the Plan shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for exemptive relief under Section 16(b) of the Exchange Act or any successor provision; provided, further, that such modification, amendment, suspension or termination shall not, without a Participant's consent, affect adversely the rights of such Participant with respect to any Award previously made.

         7.2 Amendment, Suspension, Termination of an Award. The Committee may modify, amend or terminate any outstanding Award, including, without limitation, substituting therefor another Award of the same or a different type; provided, however, that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

8.       LEGAL CONSTRUCTION

         8.1 Captions. The captions provided herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan or serve as a basis for interpretation or construction of the Plan.

         8.2 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         8.3 Governing Law. The Plan and all rights under the Plan shall be construed in accordance with and governed by the internal laws of the State of Maryland.